Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

July 29, 2020

Council of Europe Development Bank,
        55, avenue Kléber,
                75116 Paris, France.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Council of Europe Development Bank (“CEB”) in connection with the filing of a registration statement (the “Registration Statement”) under the Securities Act of 1933 (the “Act”).  We hereby confirm to you that our opinion with respect to United States federal income taxation is as set forth under the caption “United States Taxation” in the prospectus included in the Registration Statement to which this opinion is filed as an exhibit (the “Prospectus”), subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP